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                                                                     EXHIBIT 2.4

              WAIVER AND THIRD AMENDMENT TO SHAREHOLDERS' AGREEMENT

         This WAIVER AND THIRD AMENDMENT TO SHAREHOLDERS' AGREEMENT dated as of June 13, 1997 (the "Agreement"), by and between Criterion Health Strategies, Inc. (f/k/a Alpha Development Corp.), a Tennessee corporation (the "Company"), Healthdyne Information Enterprises, Inc., a Georgia corporation ("HIE"), The Southern Venture Fund II, L.P., a Delaware limited partnership ("SVFII") (HIE and SVFII, collectively, the "Investors"), Brenton L. Teveit ("Teveit") and J. Edward Pearson, Jr. ("Pearson") (Teveit and Pearson, collectively, the "Incorporators").

                                   WITNESSETH:

         WHEREAS, each of HIE, SVFII, Teveit and Pearson are investors in the Company, with the following respective interests in the Company:

                  (i) each of the Investors owning twenty-five (25) shares of Criterion Common Stock and a Convertible Debenture of the Company due June 30, 2004, dated October 21, 1994, in the principal amount of up to $2,000,000 (individually, a "Criterion Debenture" and, collectively, the "Criterion Debentures"), pursuant to the terms of the Investment Agreement (as hereinafter defined) among the Company, Healthdyne, Inc., a Georgia corporation ("Healthdyne"), HIE, SVFII, and the Incorporators; and

                  (ii) each of the Incorporators owning 650,000 shares of Criterion Common Stock (as to each Incorporator, the "Incorporator's Criterion Shares" and, collectively, the "Incorporators' Criterion Shares"); and

         WHEREAS, the Investors are parties to the SVFII Agreements (as hereinafter defined), pursuant to which SVFII has granted to HIE an option to purchase SVFII's entire investment in the Company; and

         WHEREAS, the Company, the Investors and the Incorporators have previously entered into a Consent (as hereinafter defined), pursuant to which the parties consented to the execution and entry into the SVFII Agreements and the consummation of the transactions contemplated thereby, subject, in the case of the Incorporators and the Company, to the execution and consummation of definitive agreements between HIE and the Incorporators as contemplated by the AIP (as hereinafter defined); and

         WHEREAS, the Company, HIE and each of the Incorporators desires to restructure the transactions contemplated by the AIP as set forth in the agreement of even date herewith among the Company, HIE and Teveit (the "Teveit Agreement") and in the agreement of even date herewith among the Company, HIE and Pearson (the "Pearson Agreement") (the Teveit Agreement and the Pearson Agreement, collectively, the "Restructuring Agreements"); and

         WHEREAS, pursuant to the Restructuring Agreements, Teveit and Pearson will no longer hold any equity interest in the Company and will resign as directors of the Company;

         NOW, THEREFORE, in consideration of the premises hereof and the mutual benefits to be derived hereunder and other good and valuable consideration, the receipt and sufficiency of


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which are hereby acknowledged, the Company, HIE, SVFII, Teveit and Pearson agree as follows:

         1. Definitions. For purposes of this Agreement, the following terms shall have the respective meanings indicated below:

                  "AIP" -- Agreement in principle dated November 6, 1996 among HIE and the Incorporators.

                  "Amended Shareholders Agreement" -- the Shareholders' Agreement dated as of October 21, 1994 between Healthdyne, the Company and the Incorporators, as amended by the Waiver and Second Amendment to Shareholders' Agreement dated as of December 4, 1995 between Healthdyne, the Company, HIE, SVFII and the Incorporators.

                  "Consent"-- the Consent dated as of December 18, 1996 between the Company, HIE, SVFII, Teveit and Pearson.

                  "Investment Agreement" -- the Investment Agreement and First Amendment to Incorporation Agreement dated as of December 4, 1995 among Healthdyne, the Company, HIE, SVFII and the Incorporators.

                  "SVFII Agreements" -- the Option Agreement dated as of December 18, 1996 between HIE and SVFII, as amended by that certain letter agreement between HIE and SVFII dated May 16, 1997, and related Stock Purchase Warrant.

         2. Waiver. The Company, HIE, SVFII, Teveit and Pearson hereby waive their Rights of First Refusal as set forth in Article Three of the Shareholders' Agreement with respect to, and consent to, the transfers contemplated by the SVFII Agreements and the Restructuring Agreements.

         3. Teveit and Pearson as Parties. The Amended Shareholders' Agreement is hereby amended to terminate the rights of Teveit and Pearson under such agreement, as follows:

         (a) Right of First Refusal. Article III relating to "Right of First Refusal" is hereby amended to delete all references to the Incorporators.

         (b) Preemptive Rights. Article IV relating to "Preemptive Rights" is hereby amended to delete all references to the Incorporators. Accordingly, the term "Holder" set forth in Section 4.1(a)(ii) shall mean an Investor and a holder of the Convertible Debenture or any holder of Stock issued upon conversion of the Convertible Debenture.

         4. Continuing Effect. Except as specifically amended herein, the Amended Shareholders' Agreement remains in full force and effect.

         5. Counterparts. For the convenience of the parties, any number of counterparts of this Agreement may be executed and all such counterparts or facsimile copy thereof shall be deemed to be an original instrument.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                             CRITERION HEALTH STRATEGIES, INC.



                             By:         /s/ H. Darrell Young
                                ---------------------------------------------
                                Name:    H. Darrell Young
                                Title:   Chairman and Chief Executive
                                         Officer


                             HEALTHDYNE INFORMATION ENTERPRISES, INC.



                             By:         /s/ Joseph G. Bleser
                                ---------------------------------------------
                                Name:    Joseph G. Bleser
                                Title:   Vice President and Chief
                                         Financial Officer


                             THE SOUTHERN VENTURE FUND II, L.P.

                             By:      Its General Partner
                                      SV Partners II, L.P.



                             By:         /s/ Donald M. Johnston
                                ---------------------------------------------
                                Name:    Donald M. Johnston
                                Title:   Partner


                             BRENTON L. TEVEIT



                                         /s/ Brenton L. Teveit
                             ------------------------------------------------
                             Brenton L. Teveit


                             J. EDWARD PEARSON, JR.



                                         /s/ J. Edward Pearson, Jr.
                             ------------------------------------------------
                             J. Edward Pearson, Jr.